EXHIBIT 11

                      Latshaw Enterprises, Inc.

                 Primary and Fully Diluted Net Income
                    per Common Share Computation

                                                    Three Months Ended
                                              February 3,         January 28,
                                                 1996                1995

Primary

Net income applicable
to common shareholders                        $    487             $    473

Weighted average number of common
 shares outstanding during the period              501                  497

Add - common equivalent shares (determined
 using the "treasury stock  method")
 representing shares issuable upon the
 exercise of stock options granted                  17                   22

Weighted average number of common and
 common equivalent shares outstanding              518                  519

Net income per share                           $   .94               $  .91

Fully Diluted

Net income                                     $   487                $ 473
Add - interest expense of convertible
 subordinated debentures                            39                   37

Net income applicable to common shareholders   $   526                $ 510

Weighted average number of common shares
 outstanding during the period                     501                  497

Add - common equivalent shares (determined
 using the "treasury stock method") representing
 shares issuable upon the exercise of stock
 options granted                                    17                   22

Add - dilutive convertible subordinated
 debentures                                        500                  500

Weighted average number of common and
 common equivalent shares outstanding            1,018                1,019

Net income per share                           $   .52              $   .50